UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018

CODORUS VALLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

0-15536	23-2428543
(Commission file number)	(IRS employer ID)

105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania	17405-2887
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code – 717-747-1519

N/A

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2018, the Board of Directors of Codorus Valley Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, PeoplesBank, a Codorus Valley Company (the “Bank”), announced the appointment of Larry D. Pickett, CPA, age 57, to the positions of Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank. His annual salary has been set at $250,000 and he is entitled to participate in the Company’s benefit and equity interest incentive plans on the same basis as other executives of the Company.

Mr. Pickett most recently served as Executive Vice President and Chief Financial Officer for Bay Bank in Columbia, Maryland, from January 2014 to July 2018. Prior to working for Bay Bank, he held positions with Susquehanna Bank and Fairfax Savings Bank, including Vice President of Financial Planning, Chief Financial and Risk Officer and Controller, before transitioning to Bay Bank in 2014. Mr. Pickett also spent time in public accounting as a CPA with Anderson Associates.

In connection with his employment, Mr. Pickett entered into a Change in Control Agreement with the Company and the Bank. The terms and conditions of the Agreement provide Mr. Pickett is entitled to receive certain cash compensation and employee benefits in the event he is terminated by the Company or Bank (or an acquirer or successor thereof) without “good cause” (as defined in the Agreement), or by Mr. Pickett for any of the reasons described below, in each case within two (2) years after the occurrence, of a “change in control” (as defined in the Agreement). More specifically, the Agreement provides that upon a termination pursuant to a “change of control,” he is entitled to be paid cash compensation in an amount equal to one (1) times the sum of his highest annual base salary during one of the three immediately preceding calendar years, plus his cash bonus earned during the same period. Payment of this cash compensation is to be made in a single lump sum payment within ten (10) days after the termination of employment. In addition, he would be entitled to continue participation in the Bank’s employee benefit plans for a period of one (1) year; provided that if participation in any health, medical, life insurance or disability plan is barred, the Bank will be required to pay for an individual plan with substantially equivalent coverage.

Should Mr. Pickett terminate his employment for any of the following reasons within two (2) years following a change in control of the Company or the Bank, he will be entitled to receive the benefits described above: (i) reduction in his responsibilities, including reporting responsibilities, or authority, including such responsibilities or authorities as may be increased from time to time; (ii) reassignment to a principal place of employment which is more than twenty-five (25) miles from his principal place of employment immediately prior to the change in control; (iii) material reduction in annual base salary as the same may be increased from time to time; (iv) failure to provide him with benefits at least as favorable as those enjoyed by him under Company or Bank’s retirement or pension, life insurance, medical, health and accident, disability or other employee or incentive compensation plans in which he participated or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable in each case to all employees; or (v) any material breach of the Agreement by the Company or Bank.

The above summary is qualified in its entirety by reference to the full text of the form of Change of Control Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The press release issued by the Company announcing the hiring of Mr. Pickett is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)       Exhibits.

No. Description

10.1	Change of Control Agreement by and among Codorus Valley Bancorp, Inc., PeoplesBank, a Codorus Valley Company and Larry D. Pickett, dated August 9, 2018.
99.1	Press Release of Codorus Valley Bancorp, Inc. dated August 9, 2018.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

CODORUS VALLEY BANCORP, INC.

Date: August 9, 2018	By: /s/ Larry J. Miller
Larry J. Miller
Chairman, President and
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Change of Control Agreement by and among Codorus Valley Bancorp, Inc., PeoplesBank, a Codorus Valley Company and Larry D. Pickett, dated August 9, 2018

99.1	Press Release of Codorus Valley Bancorp, Inc. dated August 9, 2018